SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2005

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Grand Prix Association of Long Beach, Inc. (“Grand Prix”), a wholly-owned subsidiary of Dover Motorsports, Inc. (the “Company”), entered into a Purchase of Assets Agreement dated May 23, 2005 (the “Asset Agreement”) with Aquarium Asset Management, LLC (the “Buyer”), an affiliate of Champ Car World Series, LLC. Grand Prix owns and operates the Grand Prix of Long Beach, an open wheel auto race run annually on the streets of Long Beach, California pursuant to an agreement between Grand Prix and the City of Long Beach dated September 15, 1995 (the “City Agreement”), and provides other services utilizing its equipment and expertise, such as the erection of temporary grandstands for third parties (collectively, the “Business”).

Pursuant to the Asset Agreement, Grand Prix will discontinue its operation of the Business and has agreed to assign the City Agreement and certain other agreements and to sell certain assets integral to the Business to Buyer. Attached as an exhibit to the Asset Agreement is a real estate agreement (the “Real Estate Agreement”) that provides for the sale to Buyer of certain real estate owned and used by Grand Prix in Long Beach, California. The aggregate purchase price for the transaction is $15 million in cash, of which $2.5 million was allocated to the purchase of real estate under the Real Estate Agreement.

Attached as an exhibit to the Asset Agreement is an escrow agreement (the “Escrow Agreement”) pursuant to which the full amount of the purchase price was deposited into escrow on May 23, 2005. The Asset Agreement requires that closing be held on or before June 15, 2005. The only condition to closing is the consent of the City of Long Beach to the assignment of the City Agreement.

Grand Prix has agreed to retain all liabilities and obligations arising out of the operation of the Business prior to the closing date. Buyer will be responsible for all liabilities and obligations arising out of the operation of the Business on and after the closing date. The assets and real estate were sold on an “as is, where is” basis with representations and warranties from Grand Prix primarily limited to matters of title. Otherwise, the Asset Agreement contains customary representations and covenants for a transaction of this size and nature, including mutual indemnification provisions relating to the liabilities and obligations of each party.

The Asset Agreement requires that the Buyer offer employment to all current full-time employees of Grand Prix with salary and benefits comparable to those currently enjoyed.

Because the assets and real estate that Grand Prix agreed to sell under the Asset Agreement were pledged as collateral under the Company’s Credit Agreement with Mercantile-Safe Deposit and Trust Company, as agent, the Company requested the consent of its lenders to the transaction and by letter dated May 23, 2005 obtained this consent and the agreement of its lenders to provide for the release of their liens at closing under the Asset Agreement (the “Lender’s Consent Letter”).

The Company expects to utilize the net proceeds from the transaction for general corporate purposes, including the reduction of its indebtedness. Due to prior years’ state and federal net operating losses, the Company does not anticipate any state or federal income tax liability arising from this transaction. Transaction costs, including legal, accounting and investment banking fees are expected to be less than two percent of the aggregate purchase price.

Attached as Exhibits to this Form 8-K are: (i) the Asset Agreement, including the Real Estate Agreement and Escrow Agreement attached as exhibits to the Asset Agreement; and (ii) the Lender’s Consent Letter.

Item 7.01 Regulation FD Disclosure.

On May 24, 2005, the Company issued a press release announcing the transactions contemplated by the Asset Agreement described in Item 1.01 above. A copy of the Company’s press release is attached as an Exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1 Asset Purchase Agreement between Grand Prix Association of Long Beach, Inc. and Aquarium Asset Management, LLC dated May 23, 2005.

10.2 Lender’s Consent Letter, dated May 23, 2005, under the Credit Agreement between Dover Motorsports, Inc., Dover International Speedway, Inc., Gateway International Motorsports Corporation, Gateway International Services Corporation, Memphis International Motorsports Corporation, M & N Services Corp., Nashville Speedway, USA, Inc., Grand Prix Association of Long Beach, Inc. and Mercantile-Safe Deposit and Trust Company, as agent.

99.1 Press Release dated May 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: May 26, 2005

EXHIBIT INDEX

Exhibit Number	Description
10.1	Asset Purchase Agreement between Grand Prix Association of Long Beach, Inc. and Aquarium Asset Management, LLC dated May 23, 2005.

10.2	Lender’s Consent Letter, dated May 23, 2005, under the Credit Agreement between Dover Motorsports, Inc., Dover International Speedway, Inc., Gateway International Motorsports Corporation, Gateway International Services Corporation, Memphis International Motorsports Corporation, M & N Services Corp., Nashville Speedway, USA, Inc., Grand Prix Association of Long Beach, Inc. and Mercantile-Safe Deposit and Trust Company, as agent.

99.1	Press Release dated May 24, 2005.